Exhibit 99.1

SIFCO Industries, Inc. Announces First Quarter

Fiscal 2013 Financial Results

Cleveland - SIFCO Industries, Inc. (NYSE MKT: SIF) today announced financial results for its first quarter fiscal 2013, which ended December 31, 2012.

•	Net sales from continuing operations increased 16.1% in the first quarter of fiscal 2013 to $28.7 million, compared with $24.7 million in the comparable period in fiscal 2012.

•

Income from continuing operations in the first quarter of fiscal 2013 was $0.9 million, or $0.17 per diluted share, compared with $0.8 million, or $0.16 per diluted share in the comparable fiscal 2012 period.

•

Income from discontinued operations, net of tax, which consists of the Company’s former Applied Surface Concepts segment, was $2.5 million in the first quarter of fiscal 2013, compared with $0.4 million in the comparable period of fiscal 2012.

•	Net income in the first quarter of fiscal 2013 was $3.4 million, compared with $1.2 million in the comparable period in fiscal 2012.

•	EBITDA in the first quarter of fiscal 2013 was $3.0 million, or 10.6% of net sales, compared with $2.9 million, or 11.7% of net sales, in the comparable fiscal 2012 period.

•	Adjusted EBITDA in the first quarter of fiscal 2013 was $3.7 million, or 12.9% of net sales, compared with $3.6 million, or 14.7% of net sales, in the comparable fiscal 2012 period.

In December 2012, the Company completed the sale of its Applied Surface Concepts business segment. CEO Michael S. Lipscomb stated, “I am pleased with the performance of our Forged Components Group. Our recent divestiture of the Applied Surface Concepts business segment was done after careful consideration of our core strengths. We will continue to seek organic growth and acquisition opportunities that add to our customer offerings and maintain our aerospace and energy focus.”

The results for fiscal 2012 include the results of Quality Aluminum Forge, which was acquired in October 2011.

Forward-Looking Language

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.

The Company’s Form 10-Q for the quarter ended December 31, 2012 can be accessed through its website: www.sifco.com, or on the Securities and Exchange Commission’s website: www.sec.gov.

SIFCO Industries, Inc. is engaged in the production and sale of a variety of metalworking processes, services and products produced primarily to the specific design requirements of its customers. The processes and services include both conventional and precision forging, heat-treating, coating, welding, and machining. The products include both conventional and precision forged components, machined forged parts and other machined metal components, and remanufactured component parts for aerospace turbine engines. The Company’s operations are conducted in two business segments: (1) Forged Components Group, and (2) Turbine Components Services and Repair Group.

First Quarter Ended December 31, 2012 (Amounts in thousands, except per share data)

Consolidated Condensed Statements of Operations

	First Quarter
	Ended December 31,
	2012	2011
Net sales	$28,700	24,726

Cost of goods sold	23,015	19,940

Selling, general, and administrative expenses	3,804	2,796
Amortization of intangible assets	559	815
Gain on disposal of operating assets	(125)	0

Operating income	1,447	1,175
Interest expense, net	101	90
Foreign currency exchange loss (gain), net	7	(13)
Other income, net	(77)	(117)

Income from continuing operations before income tax provision	1,416	1,215
Income tax provision	495	382

Income from continuing operations	921	833

Income from discontinued operations, net of tax	2,494	353

Net income	$3,415	1,186

Income per share from continuing operations
Basic	$0.17	0.16
Diluted	$0.17	0.16

Income per share from discontinued operations
Basic	$0.47	0.06
Diluted	$0.46	0.06

Net income per share
Basic	$0.64	0.22
Diluted	$0.63	0.22

Weighted-average number of common shares (basic)	5,340	5,299
Weighted-average number of common shares (diluted)	5,385	5,325

Supplemental Information – Reconciliation of EBITDA and Adjusted EBITDA

	First Quarter
	Ended December 31,
	2012	2011
Net income	$3,415	1,186
Less: Income from discontinued operations, net of tax	2,494	353

Income from continuing operations	921	833
Adjustments:
Depreciation and amortization	1,519	1,579
Interest expense, net	101	90
Income tax provision	495	382

EBITDA	3,036	2,884
Adjustments:
Inventory purchase accounting adjustments (1)	0	225
Acquisition transaction-related expenses (2)	15	137
Equity compensation expense (3)	24	239
Non-recurring severance expense (4)	813	0
LIFO expense (income) (5)	(178)	159

Adjusted EBITDA	$3,710	3,644

(1)	Represents accounting adjustments to inventory associated with acquisitions of businesses that were charged to cost of goods sold when the inventory was sold.
(2)	Represents transaction-related costs comprising legal, financial and tax due diligence expenses; and valuation services costs that are required to be expensed as incurred.
(3)	Represents the equity based compensation expense recognized by the Company under its 2007 Long-term Incentive Plan.
(4)	Represents severance expense related to the departure of an executive officer.
(5)	Represents the increase (decrease) in the reserve for inventories for which cost is determined using the last-in, first-out (“LIFO”) method.

Contacts

SIFCO Industries, Inc.

Catherine M. Kramer, 216-881-8600

www.sifco.com